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Exhibit 4.3

PROMETHEUS LABORATORIES INC.

REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is entered into as of the 30th day of April 2001, by and among PROMETHEUS LABORATORIES INC., a California corporation (the "Company") and the investors listed on Exhibit A hereto (as the same may be amended and supplemented from time to time), referred to hereinafter as the "Investors" and each individually as an "Investor."

Recitals

        WHEREAS, certain of the Investors are purchasing shares of the Company's Series E Preferred Stock pursuant to that certain Series E Preferred Stock Purchase Agreement (the "Series E Purchase Agreement") of even date herewith;

        WHEREAS, certain of the Investors are purchasing warrants (as further defined in the Securities Purchase Agreements referred to below, the "Warrants") to purchase shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), pursuant to those certain Securities Purchase Agreements (as amended, modified and supplemented from time to time, the "Securities Purchase Agreements") of even date herewith;

        WHEREAS, the obligations in the Series E Purchase Agreement and the Securities Purchase Agreements are conditioned upon the execution and delivery of this Agreement;

        WHEREAS, the Company and certain of the Investors are parties to that certain Series B Preferred Stock Purchase Agreement dated December 27, 1996, as amended on September 14, 1999 (the "Series B Purchase Agreement");

        WHEREAS, the Company and certain of the Investors are parties to that certain Series C Preferred Stock Purchase Agreement dated March 11, 1998, as amended on September 14, 1999 (the "Series C Purchase Agreement");

        WHEREAS, the Company and certain of the Investors are parties to that certain Series D Preferred Stock Purchase Agreement dated as of September 15, 1999 (the "Series D Purchase Agreement");

        WHEREAS, the parties to the Series B Purchase Agreement and the Series C Purchase Agreement and the Series D Purchase Agreement (collectively, the "Prior Agreements") desire to terminate certain provisions of such agreements and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreements; and

        NOW, THEREFORE, in consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

i

SECTION 1.    REGISTRATION.

        1.1    Definitions.    As used in this Agreement:

          (a)   The term "Preferred Shares" shall mean, collectively, the Company's Series A, Series B, Series C, Series D and Series E Preferred Stock held by the Investors and their permitted assigns.

          (b)   The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

          (c)   The term "Registrable Securities" means, at such time at which the determination of Registrable Securities is to be made: (i) any Common Stock issued upon, or that may be issued upon, conversion of the Preferred Shares, (ii) the Warrant Shares, and (iii) any other Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Preferred Shares or the Warrant Shares. For purposes hereof, a holder of any Warrants shall be deemed to be the holder of the Warrant Shares issuable upon exercise thereof, but for avoidance of doubt, the Warrants themselves are not Registrable Securities.

          (d)   The term "Holder" means any holder of outstanding Registrable Securities who acquired such Registrable Securities in a transaction or series of transactions not involving any registered public offering.

          (e)   The term "Initiating Holders" means any Holder or Holders making a request for registration pursuant to the provisions of Section 1.2(a)(i).

          (f)    The term "Initial Offering" means the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

          (g)   The term "Securities Act" means the Securities Act of 1933, as amended.

          (h)   The term "SEC" means the Securities and Exchange Commission.

          (i)    The term "Substantial Amount of Registrable Securities" means at least twenty percent (20%) of the Registrable Securities that have not been resold to the public in a registered public offering.

          (j)    The term "Warrant Shares" means the Common Stock (or any other securities) issuable upon exercise of the Warrants or otherwise in respect of the Warrants.

        1.2    Requested Registration.

          (a)   Request for Registration.

            (i)    The Company shall be required to proceed with the registration requirements of Section 1.2(a)(ii) below if, at any time after the date that is the earlier of two (2) years after the date hereof and six (6) months after the first registration effected by the Company of any of its securities, the Company receives a written request for a registration:

              (A)  From the Holder or Holders of a Substantial Amount of Registrable Securities; provided, however, that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 1.2(a)(i)(A) after the Company has effected two (2) registrations initiated pursuant to this Section 1.2(a)(i)(A).

              (B)  After the Company has effected two (2) registrations initiated pursuant to clause (A) above, from the Holder or Holders of a majority of the Series E Preferred Stock; provided, however, that the Company shall not be obligated to take any action to effect any registration pursuant to this Section 1.2(a)(i)(B) after the Company has effected one (1) registration initiated pursuant to this clause (B).

              (C)  After the Company has effected two (2) registrations initiated pursuant to clause (A) above, from the Holder or Holders of a majority of the Warrant Shares; provided, however, that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 1.2(a)(i)(C) after the Company has effected one (1) registration initiated pursuant to this clause (C).

            (ii)   If, pursuant to Section 1.2(a)(i) above, the Company is required to proceed with the registration requirements, the Company will (A) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and (B) as soon as practicable, use its diligent best efforts to effect all such registrations, qualifications and compliances (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under the applicable state securities laws, and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit the sale and distribution of such portion of such Holders' Registrable Securities as are specified in such request, together with such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written notice given to the Company within thirty (30) days after receipt of the written notice from the Company that is required under this Section 1.2(a)(ii); provided that if a registration effected pursuant to this Section 1.2 covers less than eighty percent (80%) of the Registrable Securities requested to be included by the Initiating Holders (together with such portion of the Registrable Securities of any other Holder or Holders joining in such request) or if the request for registration is subsequently withdrawn by the Initiating Holders (and the Holders of the Registrable Securities pay for the expenses incurred by the Company pursuant to such withdrawn registration request to the extent they may be required pursuant to Section 1.5(a) hereof), then such registration shall not count as a registration for purposes of this Section 1.2; and further provided, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.2 within three (3) months after the filing date of any other registration filed under the Securities Act (other than registration statements relating to employee stock or stock purchase plans or relating solely to transactions under Rule 145 of the General Rules and Regulations promulgated under the Securities Act or to debt securities) in which the holders of Registrable Shares shall have been permitted to participate pursuant to the foregoing provisions of this Section 1.2(a) or Section 1.3.

            (iii) For purposes hereof, a registration will be deemed not to have been effected (i) unless and until the registration statement related to such request is declared effective by the SEC and remains effective for a period of at least 180 days or until all the securities registered pursuant thereto have been sold, whichever is the first to occur, (ii) if, after such registration statement has become effective, it is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason not attributable to the Holders, unless all stop orders, injunctions and orders shall have been lifted or rescinded, all requirements shall have been satisfied or waived, and the registration statement has thereafter become effective again and remains effective for the period described in clause (i) of this Section 1.2(a)(iii) and (iii) if the customary conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of any Holder.

          (b)    Underwriting.    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(a)(ii). The right of any Holder to registration pursuant to Section 1.2 shall be conditioned upon the inclusion of such Holder's Registrable Securities in the underwriting. The Company shall (together with all Holders proposing to distribute their securities) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company and approved by a majority of the Holders electing to be included in the underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant thereto, and the number of shares included in the registration and underwriting shall be allocated among the Holders of Registrable Securities requesting registration in proportion, as nearly as practicable, to the total number of Registrable Securities held by such Holders at the time of filing of the registration statement. In no event, except in the Company's initial public offering, however, shall any Registrable Shares be eliminated from the registration until any and all shares being sold for the account of the Company and for the account of shareholders who are not Holders are first eliminated. If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration.

          (c)    Delay of Registration.    The Company shall not be required to effect a registration pursuant to this Section 1.2 if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the registration statement for a period of not more than ninety (90) days after the receipt of the request of the Holder or Holders under this Section 1.2; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period.

        1.3    Company Registration.

          (a)    Notice of Registration.    If, at any time or from time to time, the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders (other than a registration relating solely to employee stock option or purchase plans or relating solely to a Rule 145 transaction or to debt securities), the Company will:

            (i)    promptly give to each Holder written notice thereof; and

            (ii)   include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, received within thirty (30) days after such written notice from the Company, by any Holder or Holders, except as set forth in Section 1.3(b).

          (b)    Underwriting.    If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event, the right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon the inclusion of such Holder's Registrable Securities in the underwriting. All Holders proposing to distribute their Registrable Securities shall (together with the Company and other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.3, if the underwriter determines that marketing factors require a limitation of the number of Registrable Securities to be included in the registration, such Registrable Securities shall be reduced on a pro rata basis based on the total number of the

  Registrable Securities held by the Holders and based on the total number of securities (other than Registrable Securities) entitled to registration held by other persons or organizations selling securities pursuant to registration rights granted them by the Company, provided, however, that if the managing underwriter for the offering shall advise the Company in writing that the total amount of securities, including Registrable Securities, requested by holders of securities to be included in such offering exceeds the amount of securities to be sold other than by the Company that marketing factors allow, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the managing underwriter believes marketing factors allow (the securities so included to be reduced as follows: (a) all securities which stockholders other than the Company and the Holders seek to include in the offering shall be excluded from the offering to the extent limitation on the number of shares included in the underwriting is required, and (b) if further limitation on the number of shares to be included in the underwriting is required, then the number of shares held by Holders that may be included in the underwriting shall be reduced so that the number of shares included in the underwriting are pro rata in accordance with the number of shares of Registrable Securities held by each such Holder), but in no event shall the amount of Registrable Securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities in which case the selling Holders may be excluded if the managing underwriter makes the determination described above and no securities other than those of the Company are included.

        1.4    Shelf Registration.

          (a)    Registration.    Within forty-five (45) days after delivery of a written notice by Holders of a Substantial Amount of Registrable Securities, which notice may be delivered at any time and from time to time after the date on which the Company becomes eligible to prepare and file a shelf registration statement (the "Shelf Registration") on Form S-3 (or such other successor form to Form S-3 as the Company may at the time be eligible to use), the Company shall (A) promptly give written notice of the proposed registration to all other Holders, and (B) file a registration statement on Form S-3 for the registration of securities under the Securities Act providing for the sale from time to time by such Holders of a Substantial Amount of Registrable Securities and by each Holder who shall have joined in such request by written notice to such effect given to the Company within twenty (20) days after receipt by such Holder of the written notice from the Company, in each case of all of their Registrable Securities then outstanding and all Registrable Securities issuable thereafter. The Company may include in the Shelf Registration shares of Common Stock sold for the account of the Company, but no other person.

          (b)    Conditions.    The registration rights of the Holders under this Section 1.4 and the ability to offer and sell Registrable Securities pursuant to a Shelf Registration are subject to the following conditions and limitations:

            (i)    the Company shall not be obligated to effect any such Shelf Registration if the Holders propose to sell Registrable Securities at an aggregate price to the public of less than $500,000; and

            (ii)   each of the Holders agrees with the Company that if the board of directors of the Company determines in its good faith judgment, at any time prior to or during the effectiveness of the filing of a Shelf Registration pursuant to this Section 1.4, that the Company possesses material non-public information relating to a pending or imminent event or announcement or is engaged in confidential negotiations or other confidential business activities that are material to its business and that would be interfered with in any material respect by such Shelf Registration (including, without limitation, information related to any pending or proposed consolidation, merger, reorganization, recapitalization or other similar transaction and any pending discussions related thereto), upon written notice of such determination by the board of directors of the Company delivered to the Holders (evidenced by its resolution to such effect), the rights of each of the Holders to publicly offer, publicly sell or publicly distribute any Registrable Securities pursuant to such Shelf Registration or to require the Company to take action with respect to the registration or sale of any Registrable Securities pursuant to such Shelf Registration (including any action contemplated by Section 1.6 hereof) will be suspended until the Company notifies the Holders in writing that suspension of such rights for the grounds set forth in this Section 1.4 is no longer necessary; provided, however, that the Company shall not be permitted to suspend the rights of the Holders pursuant to this Section 1.4 for more than ninety (90) days after receipt of the request by the Holders under this Section 1.4; provided, further, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period.

        1.5    Expenses of Registration.    All expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 1, including all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for the Company and one (1) counsel for the Holders, and expenses of any special audits incidental to such registration, shall be borne by the Company; provided, however:

          (a)   The Company shall not be required to pay for expenses of any registration proceeding begun pursuant to Section 1.2, the request of which has been subsequently withdrawn by the Initiating Holders, in which case, such expenses shall be borne by the Holders of securities (including Registrable Securities) requesting or causing such withdrawal, provided that, if such request is withdrawn on account of any act or omission of the Company, its agents, employees or representatives, then the Company shall pay all such expenses and such registration shall not count as a registration for purposes of Section 1.2; and

          (b)   The Company shall not be required to pay underwriters' discounts, commissions, or stock transfer taxes relating to Registrable Securities.

        1.6    Registration Procedures.    In the case of each registration, qualification or compliance effected by the Company pursuant to Section 1, the Company will keep each Holder participating therein advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will keep such registration statement effective for up to 180 days or until such earlier time at which such Holders have informed the Company in writing that the distribution of their securities has been completed (such 180-day or shorter period, the "Effectiveness Period"). In addition, the Company shall:

          (a)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the Effectiveness Period.

          (b)   Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (c)   Use its best efforts to register or qualify the securities covered by such registration statements under such other securities or Blue Sky laws of such states and jurisdictions as shall be reasonably requested by the Holders; provided that, the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation or file a general consent to service of process in any such state or jurisdiction.

          (d)   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an underwriting agreement, including furnishing any opinion of counsel or entering into a usual and customary lock-up agreement reasonably requested by the managing underwriter, provided that such lock-up agreement complies with the provisions of Section 1.13.

          (e)   Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

          (f)    Use its best efforts to furnish on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion or opinions, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given by Company counsel to the underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated such date, from the independent certified public accountant of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

          (g)   Apply for listing and list the Registrable Securities being registered on any national securities exchange on which a class of the Company's equity securities is listed or if the Company does not have a class of equity securities listed on a national securities exchange, apply for qualification and use its best efforts to qualify the Registrable Securities being registered for inclusion on the automated quotation system of the National Association of Securities Dealers.

        1.7    Indemnification.

          (a)    Indemnification by the Company.    The Company will indemnify each Holder of Registrable Securities, each of its officers, directors, members and partners, and each person controlling such Holder, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1 and each underwriter, if any, and each person who controls any underwriter of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages, costs, expenses and liabilities whatsoever (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other documents (including any related registration, statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any state securities law or of any rule or regulation promulgated under the Securities Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors, members and partners and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, cost, expense, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, cost, expense, or liability arises out of or is based on any untrue statement or omission contained in (or omitted from) such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

          (b)    Indemnification by the Holders.    Each Holder will, severally and not jointly with any other Holder, if Registrable Securities held by or issuable to such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers who sign such registration statement, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company within the meaning of the Securities Act, and each other Holder, each of such other Holder's officers, directors and partners and each person controlling such other Holder, against all claims, losses, damages, costs, expenses and liabilities whatsoever (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other documents (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such other Holders, such directors, officers, partners, persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, cost, expense, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in (or omitted from) such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in (or omitted from) the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement becomes effective or the amended prospectus filed with the SEC pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the Securities Act (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any underwriter or any Holder, if there is no underwriter, if a copy of the Final Prospectus was furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act; and provided, further, the total amount for which any Holder shall be liable under this Section 1.7(b) shall not in any event exceed the aggregate net proceeds received by such Holder from the sale of Registrable Securities held by such Holder in such registration.

          (c)    Notice.    Each party entitled to indemnification under this Section 1.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided, further that the failure or delay of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 1.7 only to the extent, if at all, that it is actually prejudiced by such failure or delay. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of an unconditional release from all liability in respect to such claim or litigation. If any such Indemnified Party shall have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party and will reimburse such Indemnified Party and any person controlling such Indemnified Party for the reasonable fees and expenses of any counsel retained by the Indemnified Party, it being understood that the Indemnifying Party shall not, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for such Indemnified Party or controlling person, which firm shall be designated in writing by the Indemnified Party to the Indemnifying Party.

        1.8    Information by Holder.    The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

        1.9    Sale Without Registration.    If at the time of any transfer (other than a transfer not involving a change in beneficial ownership) of any Preferred Shares or Registrable Securities, such Preferred Shares or Registrable Securities shall not be registered under the Securities Act, the Company may require, as a condition of allowing such transfer, that the Holder or transferee furnish to the Company (a) such information as is necessary in order to establish that such transfer may be made without registration under the Securities Act; and (b) at the expense of the Holder or transferee, an opinion by legal counsel designated by such Holder or transferee and satisfactory to the Company (which shall include in-house legal counsel of such Holder), reasonably satisfactory in form and substance to the Company, to the effect that such transfer may be made without registration under the Securities Act; provided that nothing contained in this Section 1.9 shall relieve the Company from complying with any request for registration, qualification or compliance made pursuant to the other provisions of this Section 1; and provided further that the Company shall not require an opinion by legal counsel for transfers pursuant to Rule 144 ("Rule 144") or Regulation S of the General Rules and Regulations promulgated under the Securities Act.

        1.10    Rule 144 Reporting.    With a view to making available to the Investors the benefits of certain rules and regulations of the SEC that may permit the sale of the Preferred Shares or Registrable Securities to the public without registration, the Company agrees to:

          (a)   make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the effective date of the first registration filed by the Company that involves a sale of securities of the Company to the general public;

          (b)   file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (c)   furnish to any Investor, so long as such Investor owns any Preferred Shares or Registrable Securities, forthwith upon request a written statement by the Company that it has complied with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of said first registration statement filed by the Company) and of the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the

  Company as such Investor may reasonably request in availing itself of any rule or regulation of the SEC permitting the selling of any such securities without registration.

        1.11    Transfer of Registration Rights.    The rights to cause the Company to register securities, granted by the Company under Sections 1.2, 1.3 and 1.4 may be assigned by an Investor to (i) any Permitted Transferee and (ii) any transferee or assignee who acquires, at the time of such transfer or assignment, 100,000 or more (such figure to be appropriately adjusted for stock splits, stock dividends and the like) of the Registrable Securities, provided that the Company is given written notice by the Investor at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned. For purposes hereof, "Permitted Transferee" shall have the meaning ascribed thereto in the Amended and Restated Shareholders' Agreement, dated as of the date hereof, by and among the Company, certain holders of the Company's Common Stock, the holders of the Preferred Shares and the holders of the Warrants.

        1.12    Limitations on Subsequent Registration Rights.    From and after the date hereof, the Company shall not enter into any agreement with any prospective holder of any securities of the Company that would allow such prospective holder (a) to include such securities in any registration filed under Sections 1.2, 1.3 or 1.4 unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of or the projected price to the public of the Registrable Securities of the Holders that are included; or (b) to make a demand registration that could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 1.2 or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.3. From and after the date hereof, the Company shall not permit any of its Subsidiaries to register or agree to register any securities of such Subsidiary under the Securities Act.

        1.13    "Market Stand-Off Agreement".    Each Holder hereby agrees that, during the period of duration specified by the Company and by an underwriter of common stock or other securities of the Company (such period shall not exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to transferees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

          (a)   such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

          (b)   such agreement shall not be required unless all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) or purchasing Common Stock of the Company enter into similar agreements.

        In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period.

        1.14    Expiration of Rights.    All registration rights shall expire and not apply to any Holder upon the date ten (10) years from the date hereof. In addition, a Holder's registration rights shall expire if such Holder (together with its affiliates (including any other person or entity for which such Holder (or any of its affiliates) is investment advisor or investment manager)) holds (including by virtue of holding any Warrants)——less than 1% of the Company's outstanding Common Stock (treating all shares of convertible Preferred Stock on an as converted basis) and less than 100,000 shares of Common Stock (on an as-converted and as-exercised basis and appropriately adjusted for stock splits; combinations of shares, and the like).

SECTION 2.    MISCELLANEOUS.

        2.1    Governing Law.    This Agreement shall be governed by and construed under the laws of the State of New York without regard to the conflict of laws principles thereon.

        2.2    Successors and Assigns.    Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes.

        2.3    Entire Agreement; Termination of Prior Agreements.    This Agreement shall constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. Section 7 of the Series B Purchase Agreement, as amended, is hereby terminated in its entirety and restated herein. Section 7 of the Series C Purchase Agreement, as amended, is hereby terminated in its entirety and restated herein. Section 7 of the Series D Purchase Agreement is hereby terminated in its entirety and restated herein.

        2.4    Severability.    In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        2.5    Amendment and Waiver.

          (a)   This Agreement may be amended or modified and the obligations of the Company and the rights of the Holders under this Agreement may be waived, in each case only with the written consent of (i) the Company, (ii) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities issued or issuable upon conversion of the Preferred Shares and (iii) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities issued or issuable upon exercise of the Warrants, provided that in no event may any such amendment, modification or waiver affect any holder of Registrable Securities in a manner differently from all other holders of Registrable Securities without the prior written consent of such first-mentioned holder of Registrable Securities.

          (b)   For the purposes of determining the number of Holder or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

        2.6    Delays or Omissions.    It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

        2.7    Notices.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

        2.8    Attorneys' Fees.    In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

        2.9    Titles and Subtitles.    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        2.10    Additional Investors.    Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock pursuant to the Series E Purchase Agreement, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an "Investor," a "Holder" and a party hereunder.

        2.11    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

        2.12    Aggregation of Stock.    All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

THE COMPANY:

PROMETHEUS LABORATORIES INC.

By:	/s/ Michael J. Walsh Michael J. Walsh, Chairman

THE INVESTORS:

ST. PAUL VENTURE CAPITAL V, LLC

By:	/s/ Patrick A. Hopt
Name:	Patrick A. Hopt
Title:	Managing Member

ST. PAUL FIRE AND MARINE INSURANCE COMPANY

By:	/s/ Patrick A. Hopt
Name:	Patrick A. Hopt
Title:	Authorized Representative

ST. PAUL VENTURE CAPITAL VI, LLC

By:	SPVC Management VI, LLC
Its Managing Member

By:	/s/ Patrick A. Hopt
Its:	Senior Managing Director

WINDAMERE II, LLC

By:	/s/ Scott L. Glenn
Name:	Scott L. Glenn
Title:	General Partner

DLJ CAPITAL CORP

By:	/s/ Robert E. Curry Robert E. Curry Managing Director

[SIGNATURE PAGES TO REGISTRATION RIGHTS AGREEMENT]

DLJ ESC II, L.P.

By:	DLJ LBO Plans Management Corporation Manager

By:	/s/ Robert E. Curry Robert E. Curry Attorney In Fact

SPROUT CAPITAL VII, L.P.

By:	DLJ Capital Corp. Managing General Partner

By:	/s/ Robert E. Curry Robert E. Curry Managing Director

THE SPROUT CEO FUND, L.P.

By:	DLJ Capital Corp. General Partner

By:	/s/ Robert E. Curry Robert E. Curry Managing Director

BRENTWOOD ASSOCIATES VIII, LP

By:	Brentwood Ventures VIII, LLC, Its: General Partner

By:	/s/ Brian Atwood
Name:	Brian Atwood
Title:	Managing Member

BRENTWOOD AFFILIATES FUND II, LP

By:	Brentwood Ventures VIII, LLC, Its General Partner

By:	/s/ Brian Atwood
Name:	Brian Atwood
Title:	Managing Member

FIRST UNION CAPITAL PARTNERS, INC.

By:	/s/ D. Neal Morrison
Name:	D. Neal Morrison
Title:	Senior Vice President

FIRST UNION CAPITAL PARTNERS 2001, LLC

By:	/s/ D. Neal Morrison
Name:	D. Neal Morrison
Title:	Senior Vice President

APA EXCELSIOR V, L.P.

By:	APA Excelsior V Partners, L.P. Its General Partner
By:	Patricof & Co. Managers, Inc. Its General Partner

By:	/s/ Janet Effland Janet Effland Its: V.P.

PATRICOF PRIVATE INVESTMENT CLUB II, L.P.

By:	APA Excelsior V Partners, L.P. Its General Partner
By:	Patricof & Co. Managers, Inc. Its General Partner

By:	/s/ Janet Effland Janet Effland Its: V.P.

DLJ MERCHANT BANKING PARTNERS III, L.P.

By:	DLJ Merchant Banking III, Inc., as Managing General Partner

By:	/s/ Michael Isikow
Name:	Michael Isikow
Title:	Attorney-In-Fact

DLJ OFFSHORE PARTNERS III, C.V.

By:	DLJ Merchant Banking III, Inc., as Managing General Partner

By:	/s/ Michael Isikow
Name:	Michael Isikow
Title:	Attorney-In-Fact

DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, as nominee for:

CREDIT SUISSE FIRST BOSTON PRIVATE EQUITY, INC.; DLJ FIRST ESC, L.P.; EMA 2001 PLAN, L.P.; OFFSHORE 2001 PLAN HOLDINGS, L.P.; AND CSFB 2001 INVESTORS, L.P.

By:	/s/ Michael Isikow
Name:	Michael Isikow
Title:	Attorney-In-Fact

EASTON ASSOCIATES, L.L.C.

By:	/s/ [illegible] Easton
Name:	Easton
Title:	Chairman

JOHN HANCOCK LIFE INSURANCE COMPANY

By:	/s/ Stephen J. Blewitt
Name:	Stephen J. Blewitt
Title:	Managing Director

CRP INVESTMENT PARTNERS IV, LLC

By:	/s/ William N. Holm William N. Holm, Jr., Manager

CAPITAL RESOURCE PARTNERS IV, LP

By:	CRP Partners IV, LLC

By:	/s/ William N. Holm William N. Holm, Jr., Manager

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By:	/s/ Stephen J. Blewitt
Name:	Stephen J. Blewitt
Title:	Authorized Signatory

INVESTORS PARTNER LIFE INSURANCE COMPANY

By:	/s/ Stephen J. Blewitt
Name:	Stephen J. Blewitt
Title:	Authorized Director

SIGNATURE 5 L.P.

By:	John Hancock Life Insurance Company, as Portfolio Advisor

By:	/s/ Stephen J. Blewitt
Name:	Stephen J. Blewitt
Title:	Managing Director

CREDIT SUISSE FIRST BOSTON

By:	/s/ [illegible]

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Richard J. Tanner
Name:	Richard J. Tanner
Title:	Associate Director

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT A

SCHEDULE OF INVESTORS

St. Paul Venture Capital V, LLC
St. Paul Venture Capital VI, LLC
St. Paul Fire and Marine Insurance Company
c/o Nancy Olson
Three Lagoon Drive, Suite 130
Redwood City, CA 94065-1566

Windamere, LLC
Windamere II, LLC
c/o Scott L. Glenn
12230 El Camino Real, Suite 300
San Diego, CA 92310

DLJ Capital Corp
DLJ ESC II, L.P.
Sprout Capital VII, L.P.
The Sprout CEO Fund, L.P.
c/o Robert E. Curry, Ph.D.
3000 Sand Hill Road, Building 3, Suite 170
Menlo Park, CA 94025-7114

Brentwood Associates VIII, LP
Brentwood Affiliates Fund II, LP
c/o Brian G. Atwood
3000 Sand Hill Road, Building 1, Suite 260
Menlo Park, CA 94025-7116

First Union Capital Partners, Inc.
First Union Capital Partners 2001, LLC
c/o Neal Morrison
One First Union Center
301 South College Street, 12th Floor
Charlotte, NC 28288

APA Excelsior V. L.P.
Patricof Private Investment Club II, L.P.
c/o Janet Effland
2100 Geng Road, Suite 150
Palo Alto, CA 94303

DLJ Merchant Banking Partners III, L.P.
DLJ Offshore Partners III, C.V.
Donaldson, Lufkin & Jenrette Securities Corporation, as nominee
Easton Associates, L.L.C.
c/o David Durkin
Credit Suisse First Boston
277 Park Avenue
New York, NY 10172

A-1

CAPITAL RESOURCE PARTNERS IV, LP
CRP INVESTMENT PARTNERS IV, LLC
85 Merrimac Street, Suite 200
Boston, MA 02114
Attn: William N. Holm, Jr.

and

85 Merrimac Street, Suite 200
Boston, MA 02114
Attn: John P. Collins

JOHN HANCOCK LIFE INSURANCE COMPANY
INVESTORS PARTNER LIFE INSURANCE COMPANY
JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY
SIGNATURE 5 L.P.
200 Clarendon Street, 30th Floor
Boston, MA 02117
Attn: Investment Law Division, T-50

and

200 Clarendon Street, 30th Floor
Boston, MA 02117
Attn: Bond and Corporate Finance Group, T-57

CREDIT SUISSE FIRST BOSTON
11 Madison Avenue, 13th Floor
New York, NY 10010
Attn: Angela Huger

and

11 Madison Avenue, 13th Floor
New York, NY 10010
Attn: John Hanlon

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
730 Third Avenue, 4th Floor
New York, NY 10017
Attn: Securities Division

A-2

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